Exhibit 10.17

COLLATERAL AGENCY AGREEMENT

dated as of September 2, 2009

among

SOLYNDRA FAB 2 LLC

AS BORROWER

SOLYNDRA, INC.

AS EQUITY CONTRIBUTOR

U.S. BANK NATIONAL ASSOCIATION,

AS COLLATERAL AGENT

U.S. DEPARTMENT OF ENERGY,

AS LOAN SERVICER

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

[Execution Counterpart]

COLLATERAL AGENCY AGREEMENT

THIS COLLATERAL AGENCY AGREEMENT (this “Agreement”), dated as of September 2, 2009, is made by and among:

(i) Solyndra Fab 2 LLC, a Delaware limited liability company (the “Borrower”);

(ii) Solyndra, Inc., a Delaware corporation (the “Equity Contributor”);

(iii) U.S. Department of Energy, acting through its Loan Guaranty Program Office, in its capacity as Loan Servicer pursuant to the Common Agreement (in such capacity, the “Loan Servicer”); and

(iv) U.S. Bank National Association, a national bank association organized and existing under the laws of the United States of America, in its capacity as Collateral Agent under this Agreement (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower is developing, constructing, owning and operating a thin-film solar photovoltaic manufacturing facility to be located in Fremont, California.

WHEREAS, in order to finance the cost of developing the Project, the Borrower, the Loan Servicer and the Collateral Agent are executing and delivering that certain Common Agreement, dated as of even date herewith (as amended, modified, renewed or extended from time to time, the “Common Agreement”), by and among the Borrower, the U. S. Department of Energy, for itself as a credit party, the Loan Servicer and the Collateral Agent.

WHEREAS, it is a condition precedent to the making of the initial Advance under the Common Agreement and the other Loan Documents that the parties shall have entered into this Agreement.

AGREEMENT

NOW THEREFORE, to induce DOE, the Loan Servicer and the Collateral Agent to enter into the Common Agreement and the other Loan Documents and to induce the Credit Parties to make available the Credit Facilities, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Terms Defined in Common Agreement.

All capitalized terms used and not otherwise defined herein shall have the meanings assigned to those terms in the Common Agreement.

1.2 Rules of Interpretation.

Except as otherwise expressly provided herein, the rules of interpretation set forth in Exhibit B to the Common Agreement as in effect on the date hereof shall apply mutatis mutandis to this Agreement.

1.3 Certain Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.1.

“Account Proceeds” has the meaning set forth in Section 3.1.

“Borrower Account Collateral” has the meaning set forth in Section 2.1.

“Borrower Project Accounts” means the Disbursement Account, the Project Revenue Account, the Current Account, the Debt Service Payment Account, the Debt Service Reserve Account, the Warranty Reserve Account, the Distribution Suspense Account and the Loss Proceeds Account.

“Collateral Agent’s Liens” means all Liens on or against the Collateral that result from (i) claims against the Collateral Agent unrelated to the transactions contemplated by this Agreement or the other Loan Documents or (ii) affirmative acts by the Collateral Agent creating a Lien other than as contemplated or permitted by this Agreement or the other Loan Documents.

“Collateral Agent’s Office” means U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Services, or such other office or officer as may be designated by the Collateral Agent in a written notice to the Borrower and the Loan Servicer.

“Current Account” has the meaning set forth in Section 2.4.2.

“Current Account Withdrawal Certificate” means a notice, substantially in the form of Exhibit A, signed by an Authorized Official of the Borrower after an Event of Default Notice has been issued that remains effective, requesting the consent and direction of the Loan Servicer to the Collateral Agent to make certain disbursements, transfers or withdrawals from the Current Account in accordance with Section 12.1.3.

“Debt Service Payment Account” has the meaning set forth in Section 2.4.3.

“Debt Service Reserve Account” has the meaning set forth in Section 2.4.4(a).

“Depositary Bank” has the meaning set forth in Section 2.8.

“Disbursement Account” has the meaning set forth in Section 2.3.

“Distribution Suspense Account” has the meaning set forth in Section 2.4.6.

“Equity Funding Account” has the meaning set forth in Section 2.2.

“Event of Default Notice” means a written notice to the Collateral Agent from the Loan Servicer stating that an Event of Default has occurred.

“Funding Insufficiency” means any amount by which (a) funds on deposit in the Project Revenue Account are insufficient to make any of the disbursements, transfers or withdrawals described in Section 7.1.1 through 7.1.3 on any Monthly Transfer/Withdrawal Date or (b) funds on deposit in any other Project Account are insufficient to make any disbursement, transfer or withdrawal required to be made from such account at the time that such disbursement, transfer or withdrawal is required to be made.

“Loss Proceeds Account” has the meaning set forth in Section 2.5.

“Monthly Instruction Date” has the meaning set forth in Section 6.4.1.

“Monthly Notice Date” has the meaning set forth in Section 6.1.

“Monthly Transfer/Withdrawal Date” means (a) initially, the 15th day of the month in which the first deposit is made in the Project Revenue Account, unless such date occurs after the 15th day of such month, in which case the initial Monthly Transfer/Withdrawal Date shall occur on the 15th day of the following month and (b) thereafter, the 15th day of each subsequent month or, if any such day is not a Business Day, the immediately succeeding Business Day.

“Overnight Investment” means a US Bank Money Market Deposit Account.

“Project Accounts” means the Disbursement Account, the Project Revenue Account, the Equity Funding Account, the Current Account, the Debt Service Payment Account, the Debt Service Reserve Account, the Warranty Reserve Account, the Distribution Suspense Account and the Loss Proceeds Account.

“Project Costs Payment Date” means, with respect to any Master Advance Notice, the Requested Advance Date for the Advance requested thereunder.

“Project Revenue Account” has the meaning set forth in Section 2.4.1.

“Reduction Amount” has the meaning set forth in Section 2.6.1.

“Remedies Instructions” means written instructions to the Collateral Agent from the Loan Servicer directing the Collateral Agent to exercise or refrain from exercising any rights, remedies, powers or privileges with respect to the Collateral or otherwise under this Agreement or any other Loan Document to which it is a party.

“Required Amount” has the meaning set forth in Section 2.6.3(a).

“Restricted Payments Determination Date” has the meaning set forth in Section 10.1.

“Restricted Payments Determination Notice” has the meaning set forth in Section 10.1.

“Shortfall” has the meaning set forth in Section 2.6.3(a)(ii).

“Transfer/Withdrawal Instructions” means instructions, in substantially the form of Exhibit B, for disbursements, transfers and payments from the Project Accounts in accordance with this Agreement.

“Warranty Reserve Account” has the meaning set forth in Section 2.4.5.

“Warranty Reserve Payments” means any reimbursement required to be made by the Borrower to the Output Purchaser in connection with any warranty claims made with respect to any products sold under the Project Sales Agreement.

ARTICLE 2

SECURITY INTEREST IN ACCOUNT COLLATERAL; ESTABLISHMENT OF

PROJECT ACCOUNTS AND RECEIPT OF PAYMENTS

2.1 Security Interest.

Pursuant to Section 2 of the Security Agreement, the Borrower has granted to the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in and to certain assets of the Borrower, including all amounts credited to or otherwise deposited in each of the Borrower Project Accounts (including Permitted Investments) and all of the Borrower’s right, title and interest in and to any other amounts that the Collateral Agent may receive under the terms of this Agreement (collectively referred to herein as the “Borrower Account Collateral”), as security for the Secured Obligations. Pursuant to Section 2.5 of the Equity Funding Agreement, the Equity Contributor has granted to the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in and to the Equity Funding Account, including all amounts credited to or otherwise deposited in the Equity Funding Account (including Permitted Investments) (together with the Borrower Account Collateral, the “Account Collateral”), as security for the Secured Obligations. The Borrower and the Equity Contributor each agree that the Collateral Agent shall hold all amounts on deposit from time to time, whether in cash or Permitted Investments or otherwise, in the Project Accounts subject to and in accordance with the terms of the Security Agreement.

2.2 Equity Funding Account.

A securities account entitled “Solyndra, Inc.—Equity Funding Account Subject to the Security Interest of U.S. Bank National Association as the Collateral Agent” (the “Equity Funding Account”) is established and will be maintained at the Collateral Agent’s Office.

2.3 Disbursement Account.

A deposit account entitled “Solyndra Fab 2 LLC—Disbursement Account Subject to the Security Interest of U.S. Bank National Association as the Collateral Agent” (the “Disbursement Account”) is established and will be maintained at the Collateral Agent’s Office.

2.4 Waterfall Accounts.

2.4.1 Project Revenue Account. A securities account entitled the “Solyndra Fab 2 LLC—Project Revenue Account Subject to the Security Interest of U.S. Bank National Association as the Collateral Agent” (the “Project Revenue Account”) is established and will be maintained at the Collateral Agent’s Office into which shall be deposited all Operating Revenues and any other amounts paid to or for the account of the Borrower, other than Loss Proceeds, which shall be deposited in the Loss Proceeds Account.

2.4.2 Current Account. A deposit account entitled the “Solyndra Fab 2 LLC—Current Account” (the “Current Account”) is established and will be maintained by the Borrower at the Collateral Agent’s Office.

2.4.3 Debt Service Payment Account. A securities account entitled the “Solyndra Fab 2 LLC—Debt Service Payment Account Subject to the Security Interest of U.S. Bank National Association as the Collateral Agent” (the “Debt Service Payment Account”) is established and will be maintained at the Collateral Agent’s Office.

2.4.4 Debt Service Reserve Account.

(a) A securities account entitled Solyndra Fab 2 LLC—Debt Service Reserve Account Subject to the Security Interest of U.S. Bank National Association as the Collateral Agent” (the “Debt Service Reserve Account”) is established and will be maintained at the Collateral Agent’s Office.

(b) The Borrower may at any time, and from time to time, arrange for the issuance, in favor of the Collateral Agent, of one or more Reserve Letters of Credit, the aggregate undrawn stated amounts of which shall be deemed to be in the Debt Service Reserve Account for purposes of any calculations made pursuant to this Agreement.

(c) To the extent that, as a result of the issuance of any Reserve Letter of Credit or a reduction in the Debt Service Reserve Requirement, the balance of the Debt Service Reserve Account shall exceed the Debt Service Reserve Requirement (following the operation of Section 2.6.1), upon written request of the Borrower approved in writing by the Loan Servicer, the excess amount, to the extent comprised of cash or Permitted Investments, shall be promptly transferred by the Collateral Agent to the Disbursement Account, or if at such time all Project Costs have been paid, to the Project Revenue Account.

2.4.5 Warranty Reserve Account. A securities account entitled the “Solyndra Fab 2 LLC—Warranty Reserve Account Subject to the Security Interest of U.S. Bank National Association as the Collateral Agent” (the “Warranty Reserve Account”) is established and will be maintained at the Collateral Agent’s Office.

2.4.6 Distribution Suspense Account. A securities account entitled the “Solyndra Fab 2 LLC—Distribution Suspense Account Subject to the Security Interest of U.S. Bank National Association as the Collateral Agent” (the “Distribution Suspense Account”) is established and will be maintained at the Collateral Agent’s Office.

2.5 Loss Proceeds Account.

A securities account entitled the “Solyndra Fab 2 LLC—Loss Proceeds Account Subject to the Security Interest of U.S. Bank National Association as Collateral Agent” (the “Loss Proceeds Account”) is established and will be maintained at the Collateral Agent’s Office into which shall be deposited all Loss Proceeds.

2.6 Reserve Letters of Credit.

2.6.1 Reductions in Amount.

At any time when one or more Reserve Letters of Credit are outstanding in relation to the Debt Service Reserve Account and the balance of the Debt Service Reserve Account exceeds the then required balance thereof (the amount of the excess being the “Reduction Amount”) as the result of (a) funds being deposited into the Debt Service Reserve Account in accordance with this Agreement or (b) a reduction in the Debt Service Reserve Requirement, then the aggregate undrawn amount of the Reserve Letters of Credit shall, upon the written request of the Borrower be reduced. Such reduction shall be confirmed by the Loan Servicer to the Collateral Agent in writing. The Collateral Agent shall effect any such reduction by promptly delivering to the issuer of each affected Reserve Letter of Credit a certificate in the form attached to such Reserve Letter of Credit requesting that the available amount of such Reserve Letter of Credit be reduced as provided in this Section 2.6.1.

If and to the extent that the aggregate amount of such reductions is less than the Reduction Amount, then Section 2.4.4(c) shall apply to the balance.

2.6.2 Drawings of Full Amount. The Collateral Agent shall draw the full amount of a Reserve Letter of Credit on the first Business Day to occur after the earlier of (a) the date that is thirty (30) days prior to the scheduled expiration date of such Reserve Letter of Credit if the Collateral Agent may otherwise do so in compliance with the definition of Reserve Letter of Credit and (b) as instructed in writing by the Loan Servicer if the issuer of such Reserve Letter of Credit ceases to satisfy the requirements established by the DOE or such Reserve Letter of Credit is otherwise eligible to be drawn in accordance with its terms. Any amounts so drawn by the Collateral Agent under a Reserve Letter of Credit shall be deposited by the Collateral Agent in the Debt Service Reserve Account.

2.6.3 Partial Drawings.

(a) If any Transfer/Withdrawal Instructions provided pursuant to this Agreement or any written instructions of the Loan Servicer instruct the Collateral Agent to disburse, transfer or withdraw an amount (a “Required Amount”) from the Debt Service Reserve Account, the Collateral Agent shall transfer cash and/or draw on any Reserve Letter of Credit as follows:

(i) if no Reserve Letter of Credit has been provided, or if and to the extent the Borrower so specifies in the Transfer/Withdrawal Instructions, the Collateral Agent shall transfer cash from the Debt Service Reserve Account;

(ii) if the balance on the Debt Service Reserve Account comprises one or more Reserve Letters of Credit, and any cash to be transferred in accordance with paragraph (i) is less than the Required Amount (the difference being the “Shortfall”), the Collateral Agent shall draw on a Reserve Letter of Credit in an aggregate amount equal to the Shortfall.

(b) Any draws upon any Reserve Letter of Credit will be made at least two (2) Business Days prior to the date on which the relevant disbursement, transfer or withdrawal is to be made.

2.7 Obligation to Collect Revenue and Other Amounts.

The Borrower agrees to cause to be deposited with the Collateral Agent all amounts paid to or for the account of the Borrower including, without limitation, Operating Revenues and Loss Proceeds and agrees to take all steps available to it to ensure that such amounts are paid directly by the payor thereof to the Collateral Agent for deposit into the Project Revenue Account or the Loss Proceeds Account, as applicable. The Borrower further agrees that if at any time it is in possession of any such amounts, such amounts shall be held in trust for the Collateral Agent, and the Borrower shall immediately pay such amounts to the Collateral Agent for deposit into the Project Revenue Account or the Loss Proceeds Account, as applicable.

During the Construction Period (i) all amounts transferred from the Equity Funding Account, and (ii) all Advances made to reimburse the Borrower in respect of Project Costs shall be deposited in the Disbursement Account. The Collateral Agent shall have no responsibility whatsoever to monitor the provisions of this Section 2.7

2.8 Control by Collateral Agent.

The Collateral Agent shall have exclusive possession of and sole dominion and control over, and the exclusive right of withdrawal from, all Project Accounts other than the Current Account in accordance with the terms of this Agreement. The Borrower shall have the right to direct the disposition of funds in the Current Account by check or wire transfer unless an Event of Default Notice has been issued and remains effective.

2.9 Closing of Project Accounts.

If a Project Account is no longer intended to be utilized pursuant to this Agreement, the Borrower may deliver a written request to the Collateral Agent to close such Project Account and transfer any funds on deposit therein to the Project Revenue Account. If the Loan Servicer acknowledges to the Collateral Agent in writing that such Project Account will no longer be utilized pursuant to this Agreement, the Collateral Agent shall close such account, transfer any funds on deposit therein to the Project Revenue Account and deliver notice of such actions to the Borrower and the Loan Servicer.

ARTICLE 3

INVESTMENTS

3.1 Permitted Investments.

All amounts deposited in the Project Accounts and not disbursed on the same day deposited shall be invested, on the same day as deposited or, with respect to amounts deposited with the Collateral Agent after 11:00 a.m. (New York time), the Collateral Agent shall use its best efforts to invest on the same day as deposited, or otherwise on the next Business Day, in Permitted Investments specified in writing by the Borrower. The Borrower shall use its best efforts to assure that the final maturity of any such investment does not extend beyond the time when the amounts used to acquire such investments would be required for any other application under this Agreement. If the Borrower does not specify in writing to the Collateral Agent in which Permitted Investments amounts deposited shall be invested, the Collateral Agent shall deposit such amounts in the Overnight Investment, until such written specification is received. Interest or any other income arising out of the investment of the Account Collateral (“Account Proceeds”), other than with respect to the Account Collateral in the Equity Funding Account, shall be and become a part of the Account Collateral, allocated and deposited when paid to the Disbursement Account, to the extent paid with respect to the Disbursement Account, and in all other cases shall be allocated and deposited when paid to the Project Revenue Account. Interest or any other income (net of cumulative losses not previously deducted from such income) arising out of the investment of the Account Collateral in the Equity Funding Account shall be disbursed to the Equity Contributor on a monthly basis.

3.2 Liquidation to Make Disbursements.

If and when cash is required for any disbursement, transfer or withdrawal from a Project Account in accordance with this Agreement, the Collateral Agent shall cause Permitted Investments to be sold or otherwise liquidated into cash (without regard to maturity) in order to make such disbursement, transfer or withdrawal.

3.3 Liability of Collateral Agent and DOE.

All investments in Permitted Investments shall be made at the sole risk of the Borrower. Neither the Collateral Agent nor DOE shall be liable for any loss, fee, tax or other charge resulting from any investment or reinvestment in any Permitted Investment or the sale, disposition, redemption or liquidation of such investment or by reason of the fact that the proceeds realized in respect of such sale, disposition, redemption or liquidation were less than that which might otherwise have been obtained.

ARTICLE 4

PAYMENT OF PROJECT COSTS

4.1 Payment of Project Costs.

4.1.1 Upon Receipt of Advance Request. If the Borrower delivers a Master Advance Notice, after receiving the FFB Advance Request Approval Notice signed by the DOE pursuant to Section 2.4.1(a)(iii) of the Common Agreement and provided that the Collateral Agent has not received a Drawstop Notice, on the relevant Project Costs Payment Date the Collateral Agent shall:

(a) transfer funds from the Equity Funding Account to the Disbursement Account in the amount so specified in the applicable Master Advance Notice;

(b) deposit into the Disbursement Account any portion of the Advance made to Borrower to reimburse Borrower for Project Costs previously paid to third parties; and

(c) disburse funds from the Disbursement Account as follows:

(i) to the Secured Parties, all amounts then due to such Persons; and

(ii) to pay the Project Costs specified in the applicable Master Advance Notice as being financed by Equity Contributions in connection with such Advance, it being understood that Project Costs to be financed from the proceeds of Advances will be paid by FFB either (x) directly to third parties, or (y) to the Borrower as reimbursements for Project Costs previously paid by it.

4.1.2 Disbursement Account. The Collateral Agent shall disburse amounts held in the Disbursement Account pursuant to Section 4.1.1(c)(ii) to the Persons, in the amounts and at the times specified in the applicable Master Advance Notice.

4.1.3 Drawstop Notice. If the Collateral Agent receives a Drawstop Notice, the Collateral Agent shall, notwithstanding any other provision of this Agreement, comply with the provisions of Section 2.4.3(c) of the Common Agreement.

ARTICLE 5

REVENUE DISBURSEMENT PROCEDURE

5.1 Transfer/Withdrawal Instructions.

Except as otherwise expressly provided herein, the Borrower shall not be entitled to request the disbursement, transfer or withdrawal of funds from the Project Revenue Account, the Debt Service Reserve Account, the Debt Service Payment Account, the Warranty Reserve Account, the Distribution Suspense Account or, except as provided in Section 8.1.2, the Loss Proceeds Account, without having delivered proposed Transfer/Withdrawal Instructions in accordance with the terms of this Agreement.

5.2 Procedure.

5.2.1 Delivery of Borrower’s Proposed Instructions. In order to request a disbursement, transfer or withdrawal, the Borrower shall deliver to the Loan Servicer and the Collateral Agent proposed Transfer/Withdrawal Instructions in accordance with Section 6.4.1. All such proposed Transfer/Withdrawal Instructions shall request disbursements, transfers or withdrawals in accordance with the requirements of this Agreement and shall specify:

(a) the Project Account from which each disbursement, transfer or withdrawal is requested, the Person or Project Account to which such disbursement, transfer or withdrawal is to be made, and the amount of such disbursement, transfer or withdrawal;

(b) the date upon which such disbursement, transfer or withdrawal is to be made (which, with respect to proposed Transfer/Withdrawal Instructions delivered pursuant to Section 6.4.1, shall be on the immediately succeeding Monthly Transfer/Withdrawal Date); and

(c) if a Funding Insufficiency is anticipated, the Project Account or payment to which such Funding Insufficiency relates, the amount thereof and the reasons therefor.

5.3 Loan Servicer’s Review; Effectiveness.

5.3.1 Review. The Loan Servicer shall review proposed Transfer/Withdrawal Instructions upon receipt thereof from the Borrower.

5.3.2 Approval. If the Loan Servicer (a) determines that all amounts requested for disbursement, transfer or withdrawal in such proposed Transfer/Withdrawal Instructions have been correctly calculated, (b) determines that such proposed Transfer/Withdrawal Instructions are consistent with, and satisfy the requirements of, the provisions of this Agreement and the other Loan Documents and/or Operating Documents, as applicable and (c) agrees with any proposal therein to fund any Funding Insufficiencies, the Loan Servicer shall countersign such proposed Transfer/Withdrawal Instructions and forward the same to the Collateral Agent (with a copy to the Borrower) within two (2) Business Days after receipt thereof from the Borrower.

5.3.3 Disapproval. If the Loan Servicer (a) determines that any amounts requested for disbursement, transfer or withdrawal in such proposed Transfer/Withdrawal Instructions have been incorrectly calculated, (b) determines that such proposed Transfer/Withdrawal Instructions are inconsistent with, or otherwise fail to satisfy the requirements of, the provisions of this Agreement and the other Loan Documents or (c) disagrees with any proposal therein to fund any Funding Insufficiencies, the Loan Servicer shall, within two (2) Business Days after receipt of such proposed Transfer/Withdrawal Instructions from the Borrower, either:

(i) return such proposed Transfer/Withdrawal Instructions to the Borrower (with a copy to the Collateral Agent) with its determinations noted thereon; or

(ii) make such corrections and changes as it deems reasonable and deliver such corrected and/or changed Transfer/Withdrawal Instructions, signed by the Loan Servicer, to the Collateral Agent (with a copy to the Borrower).

5.3.4 Effectiveness. Transfer/Withdrawal Instructions received by the Collateral Agent shall only be effective and valid as to the instructions therein given if signed by the Loan Servicer. Nothing in this Article 5 shall preclude the Loan Servicer from consulting with the Borrower, any Secured Party or any Independent Consultant in making its determinations with respect to the accuracy of any proposed Transfer/Withdrawal Instructions.

5.4 Failure of Borrower to Deliver Proposed Transfer/Withdrawal Instructions.

Notwithstanding any other provision of this Agreement to the contrary, if at any time the Borrower fails to deliver, on any date required by Section 6.4.1, proposed Transfer/Withdrawal Instructions to the Loan Servicer and the Collateral Agent to effect any disbursement, transfer or withdrawal from any Project Account as and when contemplated by this Agreement and the other Loan Documents and/or Operating Documents, as applicable, the Loan Servicer shall be entitled to prepare and deliver Transfer/Withdrawal Instructions to the Collateral Agent (with a copy to the Borrower) instructing the Collateral Agent to effect any such disbursement, transfer or withdrawal. The Borrower hereby irrevocably authorizes the Loan Servicer to deliver such Transfer/Withdrawal Instructions and the Collateral Agent to act in accordance with such Transfer/Withdrawal Instructions.

5.5 Disbursements by Collateral Agent.

The Collateral Agent shall make disbursements, transfers and withdrawals from the Project Accounts pursuant to and in accordance with (a) Transfer/Withdrawal Instructions signed by the Loan Servicer in accordance with Section 5.3.2, 5.3.3 or 5.4 and (b) written instructions from the Loan Servicer to disburse, transfer or withdraw funds. The Collateral Agent shall have no obligation (express, implied or otherwise) to investigate whether any such Transfer/Withdrawal Instructions or written instructions from the Loan Servicer comply with this Article 5 or any other provision of this Agreement.

ARTICLE 6

MONTHLY NOTICES AND CALCULATIONS

FOR DISBURSEMENTS OF PROJECT CASH FLOW

6.1 Borrower Forecast.

On the sixth (6th) Business Day prior to each Monthly Transfer/Withdrawal Date (the “Monthly Notice Date”), the Borrower shall deliver to the Loan Servicer and the Collateral Agent the Borrower’s forecast of (a) the amounts to be deposited into the Project Revenue Account during the period from and including the date of such forecast to and including the Business Day immediately preceding such Monthly Transfer/Withdrawal Date and (b) the disbursements, transfers and withdrawals to be set forth in the Transfer/Withdrawal Instructions to be delivered on the immediately succeeding Monthly Instruction Date.

6.2 Collateral Agent’s Notice.

On each Monthly Notice Date, the Collateral Agent shall transmit to the Borrower and the Loan Servicer a notice specifying:

6.2.1 Any agent fees, costs and expenses to be paid in accordance with Sections 11.5 and 14.1 on the immediately succeeding Monthly Transfer/Withdrawal Date;

6.2.2 The balances in each of the Project Accounts and the undrawn amount of any Reserve Letter of Credit as of the opening of business in New York on such Monthly Notice Date; and

6.2.3 The amount and source of funds received in accordance with this Agreement and the disbursements, transfers and withdrawals of funds from each Project Account for the period of time that transpired since the immediately preceding Monthly Notice Date (all as set forth in the records and accounts maintained by the Collateral Agent).

6.3 Loan Servicer Notices.

On each Monthly Notice Date, the Loan Servicer shall deliver to the Collateral Agent and the Borrower a notice specifying the following amounts:

6.3.1 The amount of all fees, expenses and unscheduled payments to be paid to each Credit Party under the Loan Documents on the immediately succeeding Monthly Transfer/Withdrawal Date, broken down, for each such Person, on an item-by-item basis;

6.3.2 The amount of Debt Service due to each Credit Party in respect of the Credit Facilities and all other amounts due to each Credit Party under the Loan Documents on the immediately succeeding Monthly Transfer/Withdrawal Date if it coincides with a Quarterly Payment Date, broken down for each Credit Party on an item-by-item basis; and

6.3.3 The amount of the Debt Service Reserve Requirement.

6.4 Borrower’s Proposed Instructions.

6.4.1 Delivery of Transfer/Withdrawal Instructions. On the third (3rd) Business Day prior to each Monthly Transfer/Withdrawal Date (the “Monthly Instruction Date”), the Borrower shall deliver to the Loan Servicer and the Collateral Agent proposed Transfer/Withdrawal Instructions for the disbursements, transfers and withdrawals to be made on, or during the one-month period succeeding, such Monthly Transfer/Withdrawal Date. Such Transfer/Withdrawal Instructions shall specifically identify all Restricted Payments proposed to be made in reliance on Section 7.10(b) of the Common Agreement.

6.4.2 Certificate. Together with proposed Monthly Transfer/Withdrawal Instructions delivered pursuant to Section 6.4.1, the Borrower shall deliver to the Loan Servicer and the Collateral Agent a certificate signed by an Authorized Official of the Borrower as to the Operating Costs to be paid on, or during the one-month period succeeding, such Monthly Transfer/Withdrawal Date.

6.4.3 Proposal to Cover Funding Insufficiencies. If it appears on the Monthly Instruction Date that there will be any Funding Insufficiency on or during the one-month period succeeding such Monthly Transfer/Withdrawal Date, the Borrower shall include in the proposed Transfer/Withdrawal Instructions delivered pursuant Section 6.4.1 its proposal for funding such Funding Insufficiency, including through any disbursement, transfer or withdrawal from other Project Accounts in accordance with Section 9.

ARTICLE 7

MONTHLY DISBURSEMENTS OF PROJECT CASH FLOW

7.1 Project Revenue Account.

All amounts payable under the Project Sales Agreement or any other revenues and other amounts received by the Borrower (other than Loss Proceeds) will be deposited in the Project Revenue Account. Proposed Transfer/Withdrawal Instructions delivered by the Borrower pursuant to Section 6.4.1 shall instruct the Collateral Agent, subject to Section 7.2 if an Event of Default Notice has been issued and remains effective, to disburse, deposit and/or transfer funds from the Project Revenue Account on the immediately succeeding Monthly Transfer/Withdrawal Date, in the following order of priority and amounts:

7.1.1 First, an amount sufficient to pay budgeted operations and maintenance costs due or reasonably expected to become due within the next month, as determined by the Borrower, including without limitation all amounts specified by the Collateral Agent as described in Section 6.2.1, amounts specified by the Loan Servicer as described in Section 6.3.1, applicable taxes (including, without limitation, amounts specified in Section 7.10(b)(i) of the Common Agreement), payments under the O&M Agreement, the Project Equipment Supply Agreement and the Project Materials Supply Agreement, to be transferred to the Current Account;

7.1.2 Second, an amount equal to (i) to one-third of the Debt Service due in respect of the Credit Facilities on the immediately succeeding Quarterly Payment Date, plus (ii) all amounts that would have otherwise been deposited in the Debt Service Payment Account on previous Monthly Transfer/Withdrawal Dates occurring since the last Quarterly Payment Date but for the insufficiency of funds in the Project Revenue Account on such date, to be transferred to the Debt Service Payment Account;

7.1.3 Third, on each Monthly Transfer/Withdrawal Date that corresponds to a Quarterly Payment Date, an amount sufficient to replenish the Debt Service Reserve Account up to the Debt Service Reserve Requirement (after giving effect to all Debt Service payments to be made on such Quarterly Payment Date) to be transferred to the Debt Service Reserve Account;

7.1.4 Fourth, on each Monthly Transfer/Withdrawal Date, into the Warranty Reserve Account to the extent that the balance of such Warranty Reserve Account is less than Ten Million Dollars ($10,000,000) (after giving effect to all Warranty Reserve Payments to be made on such Quarterly Payment Date), provided that such amounts deposited into such Warranty Reserve Account shall never cause the balance of such Warranty Reserve Account to exceed Ten Million Dollars ($10,000,000); and

7.1.5 Fifth, into the Distribution Suspense Account, on each Monthly Transfer/Withdrawal Date that corresponds to a Quarterly Payment Date, any remaining amounts in the Project Revenue Account, which amounts in the Distribution Suspense Account will be available for distribution subject to the conditions set forth in Section 7.10 of the Common Agreement.

7.2 Current Account.

7.2.1 So long as no Event of Default Notice has been issued and remains effective, the Borrower may, without further consent from the Loan Servicer, disburse funds on deposit in the Current Account by check or wire transfer to pay Operating Costs from time to time to the extent that sufficient funds are available in the Current Account.

7.2.2 If an Event of Default Notice has been issued and remains effective:

(a) the Borrower shall not have any right to disburse funds on deposit in the Current Account,

(b) the Collateral Agent shall disburse funds as directed by the Loan Servicer as further described in Section 12.1.3.

7.2.3 Disbursements from the Current Account will be made by 11:00 a.m. (New York time) on the second Business Day following the Collateral Agent’s receipt of the related Current Account Withdrawal Certificate. The Current Account Withdrawal Certificate must be countersigned by the Loan Servicer.

7.3 Debt Service Payment Account.

Proposed Transfer/Withdrawal Instructions delivered by the Borrower pursuant to Section 6.4.1 with respect to a Monthly Transfer/Withdrawal Date coinciding with a Quarterly Payment Date shall instruct the Collateral Agent to disburse, transfer and/or withdraw funds from the Debt Service Payment Account (after giving effect to the transfers and deposits referred to in Section 7.1.2 and 9.1.1) to each relevant Secured Party in the amount of Debt Service then due to such Secured Party under the Loan Documents and on the date(s) when due.

7.4 Warranty Reserve Account.

Proposed Transfer/Withdrawal Instructions delivered by the Borrower pursuant to Section 6.4.1 with respect to a Monthly Transfer/Withdrawal Date shall instruct the Collateral Agent to disburse, transfer and/or withdraw funds from the Warranty Reserve Account to the Output Purchaser in the amount of Warranty Reserve Payments then due pursuant to the terms of the Project Sales Agreement.

7.5 Proposed Transfers for Prepayments and to Distribution Suspense Account.

Proposed Transfer/Withdrawal Instructions delivered by the Borrower pursuant to Section 6.4.1 with respect to a Monthly Transfer/Withdrawal Date coinciding with a Quarterly Payment Date shall instruct the Collateral Agent to disburse, transfer and/or withdraw funds from the Project Revenue Account (after giving effect to the disbursements, transfers and/or withdrawals referred to in Sections 7.1.1, 7.1.2 and 7.1.3), exclusive of funds which have been deposited in the Project Revenue Account subsequent to the Monthly Transfer/Withdrawal Date to which the proposed Transfer/Withdrawal Instructions relate, in the following order of priority and amounts:

(a) First, if the Borrower has delivered a written notice of prepayment pursuant to Section 3.4.2(b) of the Common Agreement and such prepayment will be made in accordance with the terms and conditions of the Loan Documents, to the relevant Credit Parties an amount equal to the principal amount of the Advances being prepaid, all accrued and unpaid interest on such principal amount, and all other fees and Periodic Expenses then payable, including prepayment premiums, or other amounts as may be required under the DOE Credit Facility Documents; and

(b) Second, to the Distribution Suspense Account.

ARTICLE 8

DISBURSEMENTS OF LOSS PROCEEDS

8.1 Loss Proceeds.

8.1.1 Borrower’s Notice. Upon the occurrence of an Event of Loss, if the Project is to be restored or repaired in accordance with Section 6.26(b) or (c) of the Common Agreement, the Borrower shall, on the first Business Day of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Collateral Agent and the Loan Servicer the following:

(a) A detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) lien waivers from the contractors performing such restoration or repair work and other information and documents reasonably requested by the Loan Servicer with respect to such work and expenses; and

(b) Proposed Transfer/Withdrawal Instructions directing the Collateral Agent to disburse to the contractors performing such restoration or repair work amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors.

8.1.2 Disbursement of Unused Amounts. Upon the completion of any such restoration and repair work, or if restoration and repair work is not undertaken pursuant to Section 6.26 of the Common Agreement, the Collateral Agent shall, upon receipt of written instructions from the Loan Servicer, apply any amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account to the prepayment of the FFB Loans on the second Business Day following receipt of such instructions, in accordance with Section 3.4.3(a)(ii), of the Common Agreement.

ARTICLE 9

RIGHT TO TRANSFER FUNDS

9.1 Debt Service Reserve Account.

9.1.1 Borrower’s Rights to Transfer Funds. On any Quarterly Payment Date, the Borrower shall have the right to cause any amounts on deposit in the Debt Service Reserve Account to be used to fund any Funding Insufficiency with respect to the Debt Service Payment Account to the extent necessary to pay to the Credit Parties the amounts referred to in Section 7.3. The Borrower may request that amounts be so used in the proposed Transfer/Withdrawal Instructions delivered pursuant to Section 6.4.1.

9.1.2 Loan Servicer’s Right to Transfer Funds. The Loan Servicer shall have the right, by giving written notice to the Collateral Agent, to cause any amounts on deposit in the Debt Service Reserve Account to be used to fund any Funding Insufficiency with respect to payments to the Credit Parties to be funded pursuant to Section 7.3.

ARTICLE 10

CONDITIONS TO DISTRIBUTIONS

10.1 Determination and Notice.

The Loan Servicer shall determine whether each condition set forth in Section 10.2 is satisfied on each Monthly Transfer/Withdrawal Date coinciding with a Quarterly Payment Date after giving effect to each of the disbursements, transfers and payments to occur on such Monthly Transfer/Withdrawal Date (any such date, a “Restricted Payments Determination Date”). On each Restricted Payments Determination Date, the Loan Servicer shall deliver a written notice (a “Restricted Payments Determination Notice”) of such determination to the Borrower and the Collateral Agent. Each Restricted Payments Determination Notice shall specifically identify any of such conditions that are not satisfied.

10.2 Conditions.

No amounts shall be transferred from the Distribution Suspense Account on a Monthly Transfer/Withdrawal Date unless each of the conditions set forth in Section 7.10 of the Common Agreement is satisfied to the satisfaction of the Loan Servicer on the relevant Restricted Payments Determination Date. To the extent that the amount on deposit in the Distribution Suspense Account on the Restricted Payments Determination Date is less than the amount of Restricted Payments specifically identified in the Transfer/Withdrawal Instructions as proposed to be made in reliance on Section 7.10(b) of the Common Agreement, only the amount on deposit in the Distribution Suspense Account shall be disbursed for payment of such Restricted Payments.

ARTICLE 11

REGARDING THE COLLATERAL AGENT

11.1 Administration of the Collateral.

The Collateral Agent shall hold the Collateral and any Lien thereon for the benefit of the Secured Parties pursuant to the terms of this Agreement and the other Security Documents to which the Collateral Agent is a party. The Collateral Agent shall administer the Collateral in the manner contemplated by the Security Documents and the other Loan Documents to which it is a party. The Collateral Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it under the Security Documents, the other Loan Documents and Governmental Rule and, except as otherwise expressly provided in the Security Documents or the other Loan Documents, as shall be directed in writing by the Loan Servicer.

11.2 Actions.

Except as otherwise provided in this Article 11, and subject to the other provisions of this Agreement, the Collateral Agent shall take any action requested in writing by the Loan Servicer with respect to the Collateral, this Agreement or any other Loan Document to which it is a party.

11.3 Own Funds.

The Collateral Agent shall not be under any obligation to take any action other than as expressly set forth in this Agreement or the other Loan Documents to which it is a party that involves any expense or liability, the payment of which, within a reasonable time, is not, in the reasonable opinion of the Collateral Agent, assured to it. Nothing in this Agreement shall be interpreted to require the Collateral Agent to advance or expend its own funds to make any payments hereunder. The Collateral Agent shall not be required to invest, or be under any liability for interest, on any monies at any time received by it pursuant to any of the provisions of this Agreement, except as otherwise expressly provided herein or in any other Loan Document to which it is a party.

11.4 Delegation of Duties.

The Collateral Agent may execute any of the rights, remedies, powers, privileges, duties or obligations under this Agreement and the other Loan Documents to which it is a party either directly or by or through nominees or agents, and shall not be liable for any misconduct or negligence of any such nominee or agent appointed with due care by it hereunder.

11.5 Compensation.

The Borrower agrees to pay to the Collateral Agent as fees for its services under this Agreement and the other Loan Documents such amounts as shall be agreed in writing between the Borrower and the Collateral Agent.

11.6 Indemnity

The provisions of Section 11.17 of the Common Agreement are incorporated herein by reference.

11.7 Appointment of, and Successors to, the Collateral Agent.

The appointment and designation of any successor to the Collateral Agent under this Agreement shall be made in accordance with Section 9.9 of the Common Agreement.

11.8 Waiver of Setoff by Collateral Agent.

The Collateral Agent hereby irrevocably waives any right of setoff, banker’s lien, right to combine accounts or any similar Lien or right that it may have by agreement, under law or otherwise against any of the Collateral in respect of amounts owing to the Collateral Agent by any Person.

11.9 No Risk of Funds.

No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

11.10 Certain Rights of Collateral Agent.

11.10.1 The Collateral Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

11.10.2 The Collateral Agent may consult with counsel of its selection and, as long as such counsel was selected by the Collateral Agent with due care, the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

11.11 Survival.

The provisions of this Article shall survive the termination of this Agreement.

ARTICLE 12

EVENTS OF DEFAULT

12.1 Event of Default Notice.

12.1.1 Delivery of Notice. The Loan Servicer may deliver an Event of Default Notice to the Collateral Agent at any time when an Event of Default has occurred and is continuing.

12.1.2 Copy to the Borrower. Concurrently with the delivery of any Event of Default Notice to the Collateral Agent, the Loan Servicer shall deliver a copy thereof to the Borrower, but the effectiveness of any such Event of Default Notice shall not depend on the delivery of a copy thereof to the Borrower.

12.1.3 Effect of Notice. Upon delivery to the Collateral Agent of an Event of Default Notice and while such Event of Default Notice remains effective, the Collateral Agent shall notwithstanding anything in this Agreement to the contrary (a) cease to honor any instruction or request from the Borrower to distribute, transfer or withdraw any funds or other assets from the Project Accounts or directing the manner in which any such funds or other assets shall be held or invested, (b) hold funds on deposit in any Project Account only in such Permitted Investments as the Loan Servicer may from time to time direct in writing (or, failing such direction, the Overnight Investment), (c) disburse, transfer and withdraw amounts on deposit in the Project Accounts only as the Loan Servicer may direct in writing from time to time, and (d) draw upon any or all Reserve Letters of Credit for the full undrawn face amount in accordance with the terms of such Reserve Letters of Credit and disburse the aggregate amount of such drawings in the Project Accounts as the Loan Servicer may direct from time to time. Each of the parties hereto confirms that the Collateral Agent shall comply with its obligations set forth in this paragraph, notwithstanding any protest or order to the contrary by the Borrower at any time.

12.1.4 Revocation. Upon request of the Borrower to the Loan Servicer at any time when any and all Events of Default that gave rise to an Event of Default Notice have been waived, the Loan Servicer shall deliver a written notice to the Collateral Agent (with a copy to the Borrower and each Credit Party) revoking the effectiveness of any previously delivered Event of Default Notice.

12.2 Remedies Instructions.

12.2.1 Delivery of Remedies Instructions. At any time when an Event of Default exists, the Loan Servicer shall be entitled, by delivery of Remedies Instructions to the Collateral Agent, to:

(a) direct the Collateral Agent to exercise, or to refrain from exercising, any right, remedy, power or privilege available to or conferred upon it with respect to the Collateral or otherwise under this Agreement, the Security Documents or any other Loan Document to which it is a party; and

(b) direct the time, place and manner in which the Collateral Agent is to exercise any such right, remedy, power or privilege.

12.2.2 Exercise of Remedies. If the Collateral Agent has received Remedies Instructions, it shall exercise the rights, remedies, powers and privileges specified in the Remedies Instructions unless and until such Remedies Instructions are modified or revoked by the Loan Servicer.

12.2.3 Revocation. Upon request of the Borrower to the Loan Servicer after any and all Events of Default that gave rise to a Remedies Instruction have been waived, the Loan Servicer shall deliver a written notice to the Collateral Agent (with a copy to the Borrower and each Credit Party) revoking the effectiveness of any Remedies Instructions, and the Collateral Agent shall be required to give effect to such revocation not later than the first Business Day after the date upon which it receives such revocation; provided, however, that to the extent that the revocation of any Remedies Instructions would require affirmative actions to be taken on the part of the Collateral Agent, the Collateral Agent shall be granted a reasonable amount of time to undertake such actions.

12.3 Appointment of a Receiver.

Notwithstanding any appointment of a receiver, subject to mandatory provisions of Governmental Rule, the Collateral Agent shall be entitled to retain possession and control of all cash, investments and Reserve Letters of Credit held by, or deposited with, it or its agents or nominees pursuant to any provision of this Agreement or any other Loan Document.

12.4 Required Credit Parties.

The Required Credit Parties may themselves exercise any right given to the Loan Servicer in this Section 12.

ARTICLE 13

REPRESENTATIONS AND WARRANTIES OF COLLATERAL AGENT

The Collateral Agent makes all of the following representations and warranties to and in favor of the other Credit Parties as of the date hereof.

13.1 Organization, Power and Status.

The Collateral Agent is a national banking association duly organized and existing under the laws of the United States of America.

13.2 Power and Authority.

The Collateral Agent has the requisite power and authority to (a) execute, deliver and perform each of the Loan Documents to which it is a party and (b) carry on its business as now being conducted.

13.3 Due Authorization, Execution and Delivery.

All action on the part of the Collateral Agent that is required for the authorization, execution, delivery and performance by the Collateral Agent of the Loan Documents to which it is a party has been duly and effectively taken. The obligations of the Collateral Agent under the Loan Documents to which it is a party are the legal, valid and binding obligations of the Collateral Agent enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in proceedings at law or in equity).

13.4 No Consents.

Neither the execution, delivery or performance by the Collateral Agent of any Loan Document to which it is a party, nor the performance by the Collateral Agent of the terms and conditions thereof requires the approval, consent or authorization of any Person other than (a) such approvals, consents and authorizations as have been obtained or (b) as may be required from time to time in connection with the exercise of remedies provided for herein and in the other Loan Documents (as to which the Collateral Agent makes no representation or warranty).

13.5 Proceedings.

There are no actions, suits or proceedings, claims or investigations pending or, to the actual knowledge of any officers of the Collateral Agent responsible for the administration of this Agreement, threatened against it that (a) challenge the validity or enforceability of any Loan Document to which it is a party or (b) relate to the banking or trust powers of the Collateral Agent and which, individually or in the aggregate, if adversely determined would materially and adversely affect the ability of the Collateral Agent to perform its obligations under any Loan Document to which it is a party.

13.6 No Collateral Agent’s Liens.

There are no Collateral Agent’s Liens against the Collateral.

ARTICLE 14

MISCELLANEOUS

14.1 Payment of Expenses, Etc.

All costs and expenses of the Collateral Agent, the Loan Servicer and the other Credit Parties shall be paid in accordance with Section 11.17 of the Common Agreement.

14.2 Notices.

All notices provided for hereunder shall be given in accordance with Section 11.1 of the Common Agreement.

14.3 No Waiver; Remedies Cumulative.

14.3.1 No Waiver. No failure or delay on the part of the Collateral Agent, the Loan Servicer or any other Credit Party in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower, the Equity Contributor or any of their respective Affiliates, on the one hand, and the Collateral Agent, the Loan Servicer or any other Credit Party, on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder or under any other Loan Document shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower or the Equity Contributor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Collateral Agent, the Loan Servicer or any other Credit Party to any other or further action in any circumstances without notice or demand.

14.3.2 Remedies Cumulative. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies that any party hereto or thereto would otherwise have.

14.4 Severability.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the parties hereto agree to the fullest extent they may effectively do so that the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

14.5 No Amendments.

This Agreement shall only be modified, amended or supplemented with the express written consent of each of the Borrower, the Equity Contributor, the Collateral Agent and the Loan Servicer.

14.6 Entire Agreement.

This Agreement, including any agreement, document or instrument attached hereto or referred to herein, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

14.7 Governing Law.

THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

14.8 No Third Party Beneficiaries.

The agreements contained herein are made solely for the benefit of the Credit Parties, and successors and assigns of the Credit Parties, as specified in the Loan Documents, and shall not be construed as having been intended to benefit any third party.

14.9 Assignments.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower, the Equity Contributor, the Collateral Agent, the Loan Servicer and the Credit Parties; provided, however, that neither the Borrower nor the Equity Contributor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of DOE and FFB. The Collateral Agent may not assign or transfer any of its rights or obligations hereunder except as permitted pursuant to the Common Agreement. Any other Credit Party may assign or transfer its rights hereunder in connection with an assignment or transfer of all or any part of its interest in Secured Obligations owed to it in accordance with the provisions of the Common Agreement. Any attempted assignment in contravention of this Section 14.9 shall be null and void.

14.10 Special Exculpation.

None of the Credit Parties shall be liable to the Borrower, the Equity Contributor or any other Person for any indirect, special, consequential or punitive damages howsoever arising, whether in negligence or otherwise, out of or in connection with the performance or non-performance of this Agreement or any other Loan Document (including any loss of revenue or loss of profit).

14.11 Authority of Collateral Agent.

The Borrower and the Equity Contributor each acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any power, right or remedy provided for or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Credit Parties, be governed by the Common Agreement, this Agreement, by such other agreements with respect thereto as may exist from time to time among them, but, as between each of the Collateral Agent and the Borrower, the Equity Contributor, the Collateral Agent shall be conclusively presumed to be acting as the Collateral Agent for the Credit Parties with full and valid authority so to act or refrain from acting, and neither the Borrower nor the Equity Contributor shall be under any obligation or entitlement to make any inquiry respecting such authority.

14.12 Counterparts; Effectiveness.

This Agreement may be executed in one or more duplicate counterparts, each of which when so executed and delivered shall be deemed an original, and when signed by all the parties listed below shall constitute a single binding agreement. This Agreement shall become effective at such time as the Collateral Agent and the Loan Servicer shall have received counterparts hereof signed by all of the parties hereto.

14.13 Force Majeure.

In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

14.14 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The parties to this Agreement agree that they will provide the Collateral Agent with such information as it may request in order for the Collateral Agent to satisfy the requirements of the U.S.A. Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers duly authorized as of the date first above written.

BORROWER:

SOLYNDRA FAB 2 LLC

By: Solyndra, Inc., its sole Member

	By:	/s/ W.G. Stover, Jr.
		Name:	W.G. Stover, Jr.
		Title:	Vice President, Finance &
Chief Financial Officer

EQUITY CONTRIBUTOR:

SOLYNDRA, INC.

By:	/s/ W.G. Stover, Jr.
Name:	W.G. Stover, Jr.
Title:	Vice President, Finance &
Chief Financial Officer

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

LOAN SERVICER:

U.S. DEPARTMENT OF ENERGY

By:
Name:
Title:

[Signature Page to Collateral Agency Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers duly authorized as of the date first above written.

BORROWER:

SOLYNDRA FAB 2 LLC

By: Solyndra, Inc., its sole Member

By:
Name:
Title:

EQUITY CONTRIBUTOR:

SOLYNDRA, INC.

By:
Name:
Title:

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jean Clarke
Name:	Jean Clark
Title:	Assistant Vice President

LOAN SERVICER:

U.S. DEPARTMENT OF ENERGY

By:
Name:
Title:

[Signature Page to Collateral Agency Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers duly authorized as of the date first above written.

BORROWER:

SOLYNDRA FAB 2 LLC

By: Solyndra, Inc., its sole Member

By:
Name:
Title:

EQUITY CONTRIBUTOR:

SOLYNDRA, INC.

By:
Name:
Title:

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

LOAN SERVICER:

U.S. DEPARTMENT OF ENERGY

By:	/s/ David G. Frantz
Name:	David G. Frantz
Title:	Director, Loan Guarantee Program Office

[Signature Page to Collateral Agency Agreement]

EXHIBIT A

to Collateral Agency Agreement

FORM OF

CURRENT ACCOUNT WITHDRAWAL CERTIFICATE

TO:	U.S. Bank National Association, as Collateral Agent

CC:	U.S. Department of Energy, as Loan Servicer

FROM:	Solyndra Fab 2 LLC

DATE:

RE:	Collateral Agency Agreement dated as of September 2, 2009.

Please disburse the following amounts from the Current Account to pay the following Operating Costs to the following payees:

Amount	To	Purpose
[specify name of transferee and account]

SOLYNDRA FAB 2 LLC

By:Solyndra, Inc., its sole Member

By:
Name:
Title:

Approved:

U.S. Department of Energy,

as Loan Servicer

By:

Its:

1

EXHIBIT B

to Collateral Agency Agreement

FORM OF

TRANSFER/WITHDRAWAL INSTRUCTIONS

TO:	U.S. Bank National Association, as Collateral Agent

CC:	U.S. Department of Energy, as Loan Servicer

FROM:	Solyndra Fab 2 LLC

DATE:

RE:	Collateral Agency Agreement dated as of September 2, 2009.

The following are the Transfer/Withdrawal Instructions required to be delivered pursuant to Section 6.4.1 of the Collateral Agency Agreement:

On      [date]             , please make the following disbursements and transfers:

A. Please disburse from the Project Revenue Account:

(1) $              shall be deposited in the Current Account for the payment of Operating Costs pursuant to Section 7.1.1.

(2) $              to be paid to the Debt Service Payment Account pursuant to Section 7.1.2.

(3) $              to be paid to the Debt Service Reserve Account pursuant to Section 7.1.3.

(4) $              to be paid to the Distribution Suspense Account pursuant to Section 7.5(b).

B. Please disburse from the Debt Service Payment Account $              to the following Secured Parties in the following respective amounts, pursuant to Section 7.3: [insert details].

C. [Please disburse from the Loss Proceeds Account: insert details]

D. [Please disburse from the Warranty Reserve Account: insert details]

E. [Identify all Restricted Payments proposed to be made in reliance on Section 7.10(b) of the Common Agreement.]

E. The following Funding Insufficiency is anticipated: [list payment to which such insufficiency relates, the reasons therefor and the funds transfers to be made to satisfy such insufficiencies pursuant to Section 9.]

SOLYNDRA FAB 2 LLC

By:Solyndra, Inc., its sole Member

By:
Name:
Title:

Approved:

U.S. Department of Energy,

as Loan Servicer

By:

Its: